Exhibit (h)(2)(vii)	Form Of

SUPPORT SERVICES AGREEMENT

HSBC Funds
3435 Stelzer Road
Columbus, Ohio 43219

Dated as of [March 11], 2014

     THIS SUPPORT SERVICES AGREEMENT (“Agreement”) is made between HSBC Global Asset Management (USA), Inc. (“Adviser”) and HSBC Funds (“Trust”) on behalf of its series, HSBC Asia ex-Japan Smaller Companies Equity Fund (the “Fund”).

     WHEREAS, the Trust is a registered open-end investment company organized as a Massachusetts business trust and currently consists of multiple separate series;

     WHEREAS, the Adviser has entered into a master investment advisory contract and an investment advisory contract supplement with the Trust to provide advisory services to the Fund (the “Advisory Agreements”);

     WHEREAS, the Adviser has agreed to provide in addition to the purely investment advisory services provided pursuant to the Advisory Agreements, certain additional support services in connection with the operation of the Fund;

     NOW, THEREFORE, in consideration of the mutual promises herein made, the parties hereby agree as follows:

1.	The Adviser agrees to provide the following support services to the Fund:

	(i)	manage and coordinate the Fund’s operations, including the development of new product features and benefits for the Classes of shares;

	(ii)	compile statistical and research data required for the preparation of reports and statements which are periodically distributed to the Fund’s officers and Trustees or to intermediaries and other providers making the Fund’s shares available to their customers;

	(iii)	handle inquiries from account representatives, shareholders, and intermediaries and other providers, such as advising as to the status of shareholder accounts and the current yield and dividends declared, and providing explanations of matters set forth in fund documents;

	(iv)	provide support to account representatives and intermediaries and other providers regarding the Fund’s benefits and features;

	(v)	provide operational assistance to account representatives, shareholders, and intermediaries and other providers regarding opening new accounts, closing accounts and making changes to the set-up of existing accounts, including through asset allocation products, programs, services and accounts;

	(vi)	assist in the preparation of shareholder communications; and

	(vii)	provide such other services as agreed upon by both parties.

2.	For its services, the Adviser shall be entitled to a fee with respect to the Fund’s Class A and Class I shares, computed daily and paid monthly, equal on an annual basis to the percentage of the Fund’s average daily net assets as set forth on Schedule A, and as in effect from time to time. The Adviser, in its sole discretion, may waive all or any part the fee for any class of shares of the Fund.

3.	This Agreement shall remain in full force and effect through [•], 2014, and thereafter from year to year to the extent continuance is approved annually by the Board of Trustees of the Trust.

4.	This Agreement may be amended or modified from time to time in a writing signed by both parties.

5.	This Agreement may be terminated by the Trust at any time on sixty (60) days’ written notice without payment of penalty, provided that such termination by the Trust shall be directed or approved by the vote of a majority of the Trustees of the Trust in office at the time or by the vote of a majority of the outstanding voting securities of the Trust as defined by the Investment Company Act of 1940 (“1940 Act”); and shall automatically and immediately terminate in the event of its assignment as defined by the 1940 Act.

6.	In the absence of willful misfeasance, bad faith or gross negligence on the part of the Adviser, or of reckless disregard of its duties and obligations hereunder, the Adviser shall not be subject to liability for any act or omission in the course of, or connected with, rendering services hereunder.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their duly authorized officers, and their respective corporate seals to be hereunto duly affixed and attested.

HSBC FUNDS

By:
Name:
Title:

HSBC GLOBAL ASSET MANAGEMENT (USA) INC.

By:
Name:
Title:

SCHEDULE A
to SUPPORT SERVICES AGREEMENT

Fund	Support Fee
HSBC Asia ex-Japan Smaller Companies Equity	Class A Shares: [0.20]%
Fund	Class I Shares: [0.10]%